Exhibit 99.2

GROM HOLDINGS, INC.

FINANCIAL STATEMENTS

June 30, 2017

1

GROM HOLDINGS, INC.

Consolidated Balance Sheets

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,229,810	$443,494
Accounts receivable, net	624,716	550,145
Inventory, net	421,400	390,931
Prepaid expenses and other current assets	226,419	142,208
Total current assets	2,502,345	1,526,778
Property and equipment, net	546,547	559,538
Goodwill	10,020,790	8,104,056
Intangible assets, net	6,154,509	6,583,661
Deferred tax assets, net -- noncurrent	170,520	165,901
Other assets	65,579	45,704
Total assets	$19,460,290	$16,985,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$461,311	$771,870
Accrued liabilities	1,183,510	1,149,672
Advanced payments and deferred revenues	1,415,951	347,162
Related party payables	2,569,987	2,119,263
Income taxes payable	–	30,137
Total current liabilities	5,630,759	4,418,104
Convertible debentures, net of loan discounts	1,129,634	188,317
Senior secured promissory notes, net of loan discounts	3,870,934	3,762,961
Contingent purchase consideration	2,294,207	1,931,707
Other noncurrent liabilities	236,754	239,719
Total liabilities	13,162,288	10,540,808

Commitments and contingencies	–	–

Stockholders’ equity:
Preferred stock, $0.001 par value. 10,000,000 shares authorized; zero shares issued and outstanding	–	–
Common stock, $0.001 par value. 100,000,000 shares authorized; 25,916,411 and 24,329,206 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	25,916	24,329
Additional paid-in capital	45,273,794	41,273,066
Accumulated earnings (deficit)	(38,931,982)	(34,797,909)
Accumulated other comprehensive income	(69,726)	(54,656)
Total stockholders’ equity	6,298,002	6,444,830
Total liabilities and stockholders’ equity	$19,460,290	$16,985,638

The accompanying notes are an integral part of the consolidated financial statements.

2

GROM HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Six Months Ended June 30,	Six Months Ended June 30,
	2017	2016

Sales	$3,485,556	$–
Cost of goods sold	1,614,374	–
Gross margin	1,871,182	–
Operating expenses:
Depreciation and amortization	561,546	39,250
Selling and marketing	112,971	141,068
General and administrative	2,157,525	1,172,185
Professional fees	1,027,661	541,389
Stock based compensation	1,963,360	3,002,774
Total operating expenses	5,823,063	4,896,666
Income (loss) from operations	(3,951,881)	(4,896,666)
Other income (expense)
Interest income (expense), net	(207,581)	(265,830)
Gain (loss) on settlement of debt	–	–
Other gains (losses)	25,389	143
Total other income (expense)	(182,192)	(265,687)
Income (loss) before income taxes	(4,134,073)	(5,162,353)
Provision for income taxes (benefit)	–	–
Net income (loss)	(4,134,073)	(5,162,353)

Basic and diluted earnings (loss) per common share attributable to Grom Social Inc. stockholders	$(0.17)	$(0.25)

Weighted-average number of common shares outstanding:
Basic and diluted	24,806,993	20,300,350

Comprehensive loss:
Net income (loss)	$(4,134,073)	$(5,162,353)
Foreign currency translation adjustment	–	–
Comprehensive income (loss)	(4,134,073)	(5,162,353)

The accompanying notes are an integral part of the consolidated financial statements.

3

GROM HOLDINGS, INC.

Consolidated Statements of Cash Flows

	Six Months Ended June 30,	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities of continuing operations:
Net income (loss)	$(4,134,073)	$(5,162,353)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	561,546	39,250
Amortization of debt discount	92,289	187,808
Common stock issued in exchange for fees and services	907,955	235,250
Deferred taxes	(4,619)	–
Stock based compensation	1,963,360	3,002,774
Changes in operating assets and liabilities:
Accounts receivable	(74,570)	–
Inventory	(30,469)	–
Prepaid expenses and other current assets	(116,711)	(15,936)
Other assets	(19,876)	–
Accounts payable	(217,559)	287,854
Accrued liabilities	33,838	(72,662)
Advanced payments and deferred revenues	547,055	–
Income taxes payable and other noncurrent liabilities	(33,102)	–
Related party payables	450,724	668,982
Net cash provided by (used in) operating activities	(74,212)	(829,033)

Cash flows from investing activities:
Purchase of fixed assets	(119,403)	(1,000)
Purchase of intangible assets	–	(120,000)
Net cash provided by (used in) financing activities	(119,403)	(121,000)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	–	264,827
Proceeds from exercise of common stock purchase warrants, net of issuance costs	1,038,000	1,126,000
Proceeds from issuance of convertible debentures	–	2,626,000
Proceeds from issuance of senior, secured promissory notes	32,000	–
Repayments of convertible debentures	(75,000)	–
Net cash provided by (used in) financing activities	995,000	4,016,827

Effect of exchange rates on cash and cash equivalents	(15,069)	–
Net increase (decrease) in cash and cash equivalents	786,316	3,066,794
Cash and cash equivalents at beginning of period	443,494	3,090
Cash and cash equivalents at end of period	$1,229,810	$3,069,884

Supplemental disclosure of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued related to acquisition of business	$32,500	$–
Common stock issued with letter of intent to acquire a business	$–	$240,000
Common stock issued related to acquisition of intangible assets	$60,000	$–
Common stock issued for financing costs incurred in connection with convertible and promissory notes	$–	$657,836
Common stock issued to reduce accounts payable and other accrued liabilities	$33,000	$150,000
Contingent purchase consideration	$362,500	$–
Conversion of convertible debentures and accrued interest into common stock	$–	$406,750
Debt issued related to acquisition of a business	$1,000,000	$–
Discount for beneficial conversion features on convertible debentures	$–	$67,917

The accompanying notes are an integral part of the consolidated financial statements.

4

GROM HOLDINGS, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

June 30, 2017 and December 31, 2016

1.	NATURE OF OPERATIONS

Grom Holdings, Inc. (“Grom”, GHI or the “Company”) is a holding company which was incorporated in the state of Delaware that conducts all of its operations through its wholly-owned subsidiaries, Grom Social, Inc (“Grom Social”), TD Holdings Limited (“TDH” or TD Holdings”), Grom Educational Services Inc. (“GES”) and Grom Nutritional Services (“GNS”).

Grom Social is a Florida corporation, incorporated in March 2012, through which Grom operates its social media network for children. TD Holdings which was acquired in July 2016, is a Hong Kong corporation and the parent company TDA Hong Kong (“TDAHK”); and of Top Draw Animation, Inc. (“Top Draw,” or TDA”), a corporation formed and operating in Manila, Philippines, through which the Company operates its animation business. GES is a Florida corporation formed in February 2017 through which Grom operates its NetSpective WebFiltering services the Company provides primarily to schools and libraries; and GNS is Florida corporation formed in April 2017 through which the Company intends to market and distribute four flavors of a nutritional fruit juice to children.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these financial statements. On a consolidated basis, the Company has incurred significant operating losses since inception.

Because the Company does not expect that existing operational cash flow will be sufficient to fund presently anticipated operations, this raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company will need to raise additional funds and is currently exploring alternative sources of financing. Historically, the Company has raised capital through private placements, convertible debentures and officer loans as an interim measure to finance working capital needs and may continue to raise additional capital through sale of restricted common stock or other securities, and obtaining some short term loans. The Company will be required to continue to so until its consolidated operations become profitable. Also, the Company has, in the past, paid for consulting services with restricted stock to maximize working capital, and intends to continue this practice where feasible.

Management’s Representation of Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the SEC. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as allowed by such rules and regulations, and management believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements include all of the adjustments, which in the opinion of management are necessary to a fair presentation of financial position and results of operations. All such adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 2016 and 2015 as presented in Exhibit 99.1 on the Company’s Form 8-K/A filed concurrently with this Report on November 2, 2017 with the Securities and Exchange Commission.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and are expressed in United States dollars. For the six-month period ended June 30, 2017, the consolidated financial statements include the accounts of the Company; and its wholly-owned subsidiaries Grom Social, TDH, GES, and GNS. TDH was acquired on July 1, 2016; and GES was formed in January 2017 to house the Netspective WebFiltering assets and business which was acquired on January 1, 2017.

GNS which was formed in April 2017, had not recorded any activity through the period ended June 30, 2017.

All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition, valuation of accounts receivable and inventories, purchase price allocation of acquired businesses, impairment of long lived assets and goodwill, valuation of financial instruments, income taxes, and contingencies. The Company bases its estimates on historical experience, known or expected trends and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

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Revenue Recognition

Revenue from the production of animated films is recognized based upon substantial completion and delivery of the Company’s produced animated films on a per episodic basis. Substantial means that the animated films are 100% complete and is usually termed as first take. In certain animation contracts, a certain percentage of the total contract price are withheld by the Company’s client for possible retakes and rejects over the finished products and are not recognized as revenue. A certain percentage of the episode price is required in advance as a down payment upon every inception of the animation of an episode and is initially recorded by the Company as deferred revenue.

Revenue is measured by reference to the fair value of consideration received or receivable by the Company for services provided, excluding value-added tax (VAT), if any, and trade discounts. Cost and expenses are recognized in the consolidated statements of comprehensive income upon utilization of the service or at the date they are incurred.

Revenue from subscription sales are recognized on a pro-rata basis over the subscription period. Typically, a subscriber purchases computer hardware and a service license for a period of use between one year to five years for software and support. The subscriber is billed in full at the time of the sale. The Company immediately recognizes any revenue attributable to the computer hardware as it is non-refundable. The advanced billing for software and service is initially recorded as deferred revenue and subsequently recognized as revenue evenly throughout the subscription period.

Fair Value Measurements

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2017 and December 31, 2016. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments include cash, trade receivables, related party payables, accounts payable, accrued liabilities and short-term borrowings. Fair values were estimated to approximate carrying values for these financial instruments since they are short term in nature and they are receivable or payable on demand.

The estimated fair value of assets and liabilities acquired in business combinations and reporting units and long-lived assets used in the related asset impairment tests utilize inputs classified as Level 3 in the fair value hierarchy.

The Company determines the fair value of contingent consideration based on a probability-weighted discounted cash flow analysis. The fair value remeasurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in the fair value hierarchy. In each period, the Company reassesses its current estimates of performance relative to the stated targets and adjusts the liability to fair value. Any such adjustments are included as a component of Other Income (Expense) in the Consolidated Statements of Operations and Comprehensive Loss.

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The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2017:

	Level 1	Level 2	Level 3
Earnout liability	–	–	$2,294,207

The following table summarizes the change in the Company’s financial assets and liabilities measured at fair value as of June 30, 2017

June 30, 2017

Fair value, December 31, 2016	$1,931,707
Fair value of contingent consideration issued during the period	362,500
Change in fair value	–
Fair value, June 30, 2017	$2,294,207

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible and other promissory notes are reviewed to determine whether they contain embedded derivative instruments that are required to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Beneficial Conversion Features

In accordance with FASB ASC 470-20, “Debt with Conversion and Other Options” the Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt or preferred stock instruments that have conversion features at fixed rates that are in-the-money when issued. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value is generally calculated at the commitment date as the difference between the conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. If certain other securities are issued with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price, which is used to measure the BCF. The effective conversion price is used to compute the intrinsic value. The value of the BCF is limited to the basis that is initially allocated to the convertible security.

Stock Purchase Warrants

The Company accounts for warrants issued to purchase shares of its common stock as equity in accordance with FASB ASC 480, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, Distinguishing Liabilities from Equity.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be in excess of the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

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Accounts receivable

Accounts receivable are customer obligations due under normal trade terms which are recorded at net realizable value. The Company establishes an allowance for doubtful accounts based on management’s assessment of the collectability of trade receivables. A considerable amount of judgment is required in assessing the amount of the allowance. The Company makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial condition of the customers were to deteriorate, resulting in their inability to make payments, a specific allowance will be required.

Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventory

Materials are recorded at cost, determined using the first-in, first-out method. Work-in-process inventories are valued at the actual cost incurred for a specific project. The cost of work-in-process includes materials, direct labor, other direct costs and related production overheads.

Inventories are measured at the lower of cost or market. Historically, costs are generally lower in the case of the Company’s inventories since all animation projects are contract based with guaranteed payments from its customers. Materials-in-transit, if any, are stated at invoice cost plus any importation or other incidental charges.

A provision for inventory obsolescence or slow-moving inventory is set-up, if necessary, based on a review of the movement and current condition of raw materials. The Company does not believe that any obsolescence is exists on finished work in process. In the event of a dispute with a client regarding quality or specifications, the Company may incur additional costs because of retakes and editing in an effort to achieve customer satisfaction.

The Company believes that no reserve for obsolete inventory is necessary as of June 30, 2017 and December 31, 2016.

Property and equipment

Property and equipment are stated at cost or fair value if acquired as part of a business combination. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount and accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss is included in results of operations. The estimated useful lives of property and equipment are as follows:

Computers, software and office equipment	1 – 5 years
Machinery and equipment	3 – 5 years
Vehicles	5 years
Furniture and fixtures	5 – 10 years
Leasehold improvements	Lesser of lease term or estimated useful life

Goodwill and Intangible Assets

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the Company’s acquisitions is attributable to the value of the potential expanded market opportunity with new customers. Intangible assets have either an identifiable or indefinite useful life. Intangible assets with identifiable useful lives are amortized on a straight-line basis over their economic or legal life, whichever is shorter. The Company’s amortizable intangible assets consist of customer relationships and non-compete agreements. Their useful lives range from 1.5 to 10 years. The Company’s indefinite-lived intangible assets consist of trade names.

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Goodwill and indefinite-lived assets are not amortized, but are subject to annual impairment testing unless circumstances dictate more frequent assessments. The Company performs an annual impairment assessment for goodwill during the fourth quarter of each year and more frequently whenever events or changes in circumstances indicate that the fair value of the asset may be less than the carrying amount. Goodwill impairment testing is a two-step process performed at the reporting unit level. Step one compares the fair value of the reporting unit to its carrying amount. The fair value of the reporting unit is determined by considering both the income approach and market approaches. The fair values calculated under the income approach and market approaches are weighted based on circumstances surrounding the reporting unit. Under the income approach, the Company determines fair value based on estimated future cash flows of the reporting unit, which are discounted to the present value using discount factors that consider the timing and risk of cash flows. For the discount rate, the Company relies on the capital asset pricing model approach, which includes an assessment of the risk-free interest rate, the rate of return from publicly traded stocks, the Company’s risk relative to the overall market, the Company’s size and industry and other Company specific risks. Other significant assumptions used in the income approach include the terminal value, growth rates, future capital expenditures and changes in future working capital requirements. The market approaches use key multiples from guideline businesses that are comparable and are traded on a public market. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount exceeds its fair value, then the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as calculated in step one. In this step, the fair value of the reporting unit is allocated to all of the reporting unit’s assets and liabilities in a hypothetical purchase price allocation as if the reporting unit had been acquired on that date. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, strategic plans and future market conditions, among others. There can be no assurance that the Company’s estimates and assumptions made for purposes of the goodwill impairment testing will prove to be accurate predictions of the future. Changes in assumptions and estimates could cause the Company to perform impairment test prior to scheduled annual impairment tests.

The Company performed its annual fair value assessment at December 31, 2016 on its subsidiaries with material goodwill and intangible asset amounts on their respective balance sheets and determined that no impairment exists.

Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets whenever events or changes in circumstances have indicated that an asset may not be recoverable. The long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows is less than the carrying value of the assets, the assets are written down to the estimated fair value.

The Company evaluated the recoverability of its long-lived assets on June 30, 2017 and at December 31, 2016, respectively on its subsidiaries with material amounts on their respective balance sheets and determined that no impairment exists.

Income taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes”. Under FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. FASB ASC 740-10-05, “Accounting for Uncertainty in Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.

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The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The Company assesses the validity of its conclusions regarding uncertain tax positions on a quarterly basis to determine if facts or circumstances have arisen that might cause it to change its judgment regarding the likelihood of a tax position’s sustainability under audit.

Foreign Currency Translation

The functional and reporting currency of TD Holdings and TDAHK is the Hong Kong Dollar. The functional and reporting currency of Top Draw is the Philippine Peso. Management has adopted ASC 830 “Foreign Currency Matters” for transactions that occur in foreign currencies. Monetary assets denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Average monthly rates are used to translate revenues and expenses.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

Assets and liabilities of the Company’s operations are translated into the reporting currency, United States dollars, at the exchange rate in effect at the balance sheet dates. Revenue and expenses are translated at average rates in effect during the reporting periods. Equity transactions are recorded at the historical rate when the transaction occurred. The resulting translation adjustment is reflected as accumulated other comprehensive income, a separate component of stockholders' equity in the statement of stockholders' equity.

Differences may arise in the amount of bad debt expense, depreciation expense and amortization expense reported in the Company's operating results as compared to the corresponding change in allowance for doubtful accounts, accumulated depreciation and accumulated amortization, respectively, due to foreign currency translation. These translation adjustments are reflected in accumulated other comprehensive income, a separate component of the Company's stockholders' equity.

Comprehensive Gain or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2017, and December 31, 2016, the Company determined that it had items that represented components of comprehensive income and, therefore, has included a statement of comprehensive income in the financial statements.

Advertising expenses

Advertising costs are expensed as incurred and included in selling and marketing expenses.

Shipping and handling costs

Shipping and handling costs related to the acquisition of goods from vendors are included in cost of sales.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

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Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations except as noted below:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Under the update, revenue will be recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In 2015, the FASB deferred the effective date of the standard to annual and interim periods beginning after December 15, 2017. Early adoption will be permitted for annual and interim periods beginning after December 15, 2016. The Company is currently evaluating the impact that adopting this ASU will have on its financial position, results of operations and cash flows.

3.	ACCOUNTS RECEIVABLE

The following table sets forth the components of the Company’s accounts receivable at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016

Accounts receivable	$771,522	$697,115
Allowance for doubtful accounts	(146,086)	(146,970)
Total accounts receivable, net	$624,716	$550,145

Effective July 1, 2016, the Company received $1,719,001 in gross accounts receivable in connection with its acquisition of TD Holdings. See Note 6 – Business Combinations. An allowance for bad debts totaling $146,904 was reserved against those trade receivables. As of June 30, 2017 and December 31, 2016, the Company evaluated its outstanding trade receivables and determined that its allowance for bad debts was sufficiently reserved. No bad debt expense was recorded during the six months ended June 30, 2017 and the year December 31, 2016.

During the six-month period ended June 30, 2017 the Company had four customers that accounted for 84% of consolidated revenues and another five customers that accounted for 48.6% of consolidated accounts receivable.

During the year ended December 31, 2016, the Company had four customers that accounted for 73.8 revenues and four customers that accounted for 98.1% of accounts receivable.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table sets forth the components of the Company’s prepaid expenses and other current assets at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016

Prepaid rent	$30,845	$32,500
Prepaid service agreements	130,982	83,690
Other prepaid expenses and current assets	64,592	26,018
Total	$226,919	$142,208

Prepaid expenses and other assets represent prepayments made in the normal course and in which the economic benefit is expected to be realized within twelve months.

On January 26, 2017, the Company issued 25,000 shares to Bond Technology Systems, Inc. related to a collaborative development agreement.

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5.	PROPERTY AND EQUIPMENT

The following table sets forth the components of the Company’s property and equipment at June 30, 2017 and December 31, 2016:

	June 30, 2017			December 31, 2016
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Capital assets subject to depreciation:
Computers, software and office equipment	$1,606,181	$(1,216,152)	$390,029	$1,789,070	$(1,430,016)	$359,054
Machinery and equipment	87,476	(73,614)	13,862	561,431	(536,045)	25,386
Vehicles	142,110	(91,453)	50,656	143,395	(83,130)	60,265
Furniture and fixtures	299,297	(271,013)	28,284	297,346	(263,290)	34,056
Leasehold improvements	641,412	(572,301)	69,111	648,443	(567,666)	80,777
Total fixed assets	$2,776,475	$(2,224,533)	$551,942	$3,439,684	$(2,880,146)	$559,838

For the six-month period ended June 30, 2017 and the year ended December 31, 2016, the Company recorded depreciation expense of $132,395 and $131,132, respectively.

6.	BUSINESS COMBINATIONS

Acquisition of TD Holdings Limited

On February 6, 2016, Grom entered into a letter of intent to acquire all of the stock of TD Holdings Limited. Grom issued 100,000 shares of its common stock valued at $2.40 per share, or $240,000, in return for a period of exclusivity through May 31, 2016.

On June 20, 2016, the Company executed a share sale agreement with TD Holdings. Under the terms of the agreement, Grom paid $12.0 million in consideration including $3.5 million in cash, the issuance of $4.0 million of its common stock and the issuance of $4.5 million in 5% senior, secured promissory notes in exchange for all of the equity of TD Holdings. The 1,666,667 shares of Grom’s common stock issued are subject to a twelve-month restrictive period from the date of the transaction closing. The transaction closed effective July 1, 2016.

The Sellers were also entitled to receive $329,644 in post-closing cash payments for the excess working capital, as defined by the agreement, on TD Holdings’ closing balance sheet. These amounts were subject to certain adjustments, and payable on demand after the transaction closing date. As of December 31, 2016, the excess working capital obligation was fully satisfied.

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Additionally, the former stockholders will have the opportunity for contingent, earn-out payments of up to $5.0 million if certain revenue and EBITDA thresholds are achieved over the three-year post-closing period. The earn-out payments, if made, shall be payable 25% in cash and 75% in common stock. At December 31, 2016, no earn-out thresholds were achieved.

Fair Value of Consideration Transferred and Recording of Assets Acquired

The following table summarizes the acquisition date fair value of the consideration paid, identifiable assets acquired, and liabilities assumed including an amount for goodwill:

Consideration Paid:
Cash and cash equivalents	$3,500,000
Common stock, 1,766,667 shares of Grom common stock (includes the 100,000 letter of intent shares)	4,240,000
Senior, secured promissory notes, net of discount of $309,049	4,190,951
Working capital adjustment payable to sellers	329,644
Contingent purchase consideration	3,987,602
Fair value of total consideration	$16,248,197

Recognized amount of identifiable assets acquired, and liabilities assumed:
Financial assets:
Cash and cash equivalents	$1,024,424
Accounts receivables	693,406
Inventory	350,769
Prepaid and other assets	148,079
Property and equipment	405,191
Deferred tax assets	180,735
Identifiable intangible assets:
Customer relationships	1,526,282
Non-compete agreements	846,638
Trade name	4,386,247
Financial liabilities:
Accounts payable and accrued liabilities	(465,247)
Advance payments and deferred revenues	(697,752)
Other noncurrent liabilities	(254,631)
Total identifiable net assets	8,144,141
Goodwill	8,104,056
$16,248,197

In estimating the fair value of the common stock issued, the Company considered, among other factors, the recent volume and pricing of capital raise activities. The Company valued the common stock shares at $2.40 per share, which represents a 26% discount to the most recent issue price prior to the measurement date. The Company believes the discount represents a market participant perspective due to the large block and minimum six month holding period.

In determining the fair value of the promissory notes issued, the Company considered, among other factors, the market yields on debt securities depending on the time horizon and level of perceived risk of the specific investment. The Company arrived at an estimated market rate of 9.4% and calculated the present value of the $4.0 million promissory note and its related interest to be $3,690,951. As a result, the Company recorded a discount against the promissory notes of $309,049. The discount is being amortized using the effective interest method over the life of the notes. For the year ended December 31, 2016, the Company recorded $72,010 in interest expense related to the note discount. The remaining discount balance at December 31, 2016 was $237,039.

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The fair value of the contingent consideration was estimated using a lattice model. The forecast future up and down movements were estimated based on historical EBITDA volatility of 22.2% which includes the years 2013-2015 and the trailing twelve months ended June 30, 2016. The weighted average probability of each scenario was calculated and discounted to present value at the weighted average cost of capital to arrive at $3,987,602.

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the acquisition is attributable to the value of the potential expanded market opportunity with new customers. The goodwill is not expected to be deductible for tax purposes.

In determining the purchase price allocation, the Company considered, among other factors, how a market participant would likely use the acquired assets. The estimated fair value of intangible assets was based on the income approach. The income approach requires a projection of the cash flow that the asset is expected to generate in the future. The projected cash flow is discounted to its present value using a rate of return, or discount rate, which accounts for the time value of money and the degree of risk inherent in the asset. The expected future cash flow that is projected should include all of the economic benefits attributable to the asset, including the tax savings associated with the amortization of the intangible asset value over the tax life of the asset. The income approach may take the form of a “relief-from-royalty” methodology, a cost savings methodology, a “with and without” methodology, or excess earnings methodology, depending on the specific asset under consideration.

The “relief-from-royalty” method was used to value the trade names acquired from TD Holdings. The “relief-from-royalty” method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be required to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate used is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets. Typically, revenue is projected over the expected remaining useful life of the intangible asset. The key assumptions in the prospective cash flows include a 11% compound annual sales growth rate over the five years period subsequent to the acquisition. The royalty rate is then applied to estimate the royalty savings. The key assumptions used in valuing the existing trade names acquired were as follows: royalty rate of 7.0%, discount rate of 13.8%, and a tax rate of 40.0%. The trade names are expected to be used indefinitely and the value includes a terminal value, based on a long-term sustainable growth rate of 2.0%, of the after-tax royalty savings determined using a form of the Gordon Growth model.

The fair value of customer relationships was valued using an income method. Net Operating Profit After Tax (“NOPAT”) per customer is a function of the gross profit margin of the Company, applicable contributory assets (i.e., working capital, fixed capital, work force, brand, IPR&D) charges, and the discount rate reflecting the riskiness of the asset under valuation. NOPAT per customer was used to estimate the value of the customer relationships. The key assumptions used include a revenue attrition rate of 35%, an income tax rate of 40%, and a discount rate of 13.8%.

The “with and without” method was used to value the non-compete agreement which will be amortized over three years. The key assumptions used include an income tax rate of 40%, and a discount rate of 13.8%.

Acquisition of NetSpective Webfiltering

On January 1, 2017, the Company acquired the assets of Netspective Webfilter, a division of TeleMate.net Software (the “Sellers”). Under the terms of the agreement, Grom paid $1.0 million in consideration in the form of a $1.0 million redeemable, convertible promissory note. The note bears interest at 0.68% per annum. All note principal and accrued interest is payable January 1, 2020. The note is convertible at the election of the Sellers into Grom’s common stock at a conversion rate of $3.25 per share. Furthermore, if not previously converted by the Sellers, the note may be converted by the Company into shares of Grom’s common stock at a rate of $2.00 per share commencing on November 1, 2019.

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The Sellers will have the opportunity for contingent, earn-out payments of up to $362,500 if certain net cash flow thresholds are achieved during the one-year post-closing period. The earn-out payments, if made, shall be payable entirely in common stock.

Consideration Paid:
Cash and cash equivalents	$–
Common stock, 10,000 shares paid with letter of intent	32,500
Senior, secured promissory notes	1,000,000
Contingent purchase consideration	362,500
Fair value of total consideration	$1,395,000

Recognized amount of identifiable assets acquired, and liabilities assumed:
Financial liabilities:
Deferred revenues	(521,735)
Goodwill	1,916,735
$1,395,000

The Company expects to perform a valuation study on this acquisition by December 31, 2017 to determine the level of intangible assets.

7.	GOODWILL AND INTANGIBLE ASSETS

The following table sets forth the changes in the carrying amount of the Company’s goodwill at June 30, 2017 and December 31, 2016:

Balance, December 31, 2016	$8,104,056
Acquisition of Netspective Webfiltering	1,916,735
Balance, June 30, 2017	$10,020,790

The following table sets forth the components of the Company’s intangible assets at December 31, 2016 and June 30, 2017:

	June 30, 2017				December 31, 2016
	Amortization Period (Years)	Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization:
Customer relationships	10.0	$1,526,282	$(152,628)	$1,373,654	$1,526,282	$(76,314)	$1,449,968
Mobile software applications	2.0	282,500	(170,104)	112,396	282,500	(99,479)	183,021
Noncompete agreements	1.5	846,638	(564,425)	282,213	846,638	(282,213)	564,425
Subtotal		2,655,420	(887,158)	1,768,262	2,655,420	(458,006)	2,197,414
Intangible assets not subject to amortization:
Trade names		4,386,667	–	4,386,247	4,386,247	–	4,386,247
Total intangible assets		$7,041,667	$(887,138)	$6,154,509	$7,041,667	$(458,006)	$6,583,661

The Company recorded amortization expense for intangible assets subject to amortization of $429,152 for the six-month period ended June 30, 2017 and $458,006 during the year ended December 31, 2016.

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8.	OTHER ASSETS

Other assets are comprised solely of guarantee deposits which are refundable upon termination of contract or delivery of subject matter of the contract. These are initially recorded at cost which is the fair value at the time of transaction and are subsequently measured at amortized cost.

9.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Trade payables are recognized initially at the transaction price and subsequently measured at the undiscounted amount of cash or other consideration expected to be paid. Accrued expenses are recognized based on expected amount required to settle the obligation or liability.

The following table sets forth the components of the Company’s accrued liabilities at June 30, 2017 and December 31, 2016.

	June 30, 2017	December 31, 2016

Executive and employee compensation	757,007	815,480
Interest on convertible debentures and promissory notes	241,074	126,882
Other accrued expenses and liabilities	185,429	207,310
Total accrued liabilities	$1,183,510	$1,149,672

Accrued expenses include $130,000 for an estimated compromise settlement relating to tax deductions against supplier invoices in the Philippines at TDA. The Company in accordance with ASC 740-10 has determined that the recording of this amount is required because it is more likely than not that the tax will be assessed.

10.	RELATED PARTY PAYABLES AND TRANSACTIONS

In January 2016, Dr. Thomas J. Rutherford, a member of the Company’s board of directors, purchased an unsecured, convertible note from Grom in the principal amount of $200,000. The note bears interest at a rate of 9% per year and is payable semi-annually. In connection with the issuance of the convertible note, Grom issued to Dr. Rutherford 16,667 shares of common stock as an inducement to lend. In November 2016, Dr. Rutherford voluntarily converted his note, including inducement costs and accrued interest totaling $$23,000, into 74,334 shares of common stock.

Messrs. Darren Marks and Melvin Leiner, both officers of the Company, have made numerous loans to Grom to help fund operations. These loans are non-interest bearing and callable on demand. Neither Mr. Marks nor Mr. Leiner have any intention of calling thee loans at present. The loan balances are classified as short-term obligations under Related Party Payables on the Company’s balance sheet.

As of June 30, 2017, and December 31, 2016, the aggregate amount of loans made from Mr. Marks’ family trust were $1,544,923 and $1,247,750 respectively; and were $976,386 and $867,513, Mr. Leiner’s family trust respectively.

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Grom leases office space from Illumination America, Inc. (“Illumination), a related public company. Mr. Leiner serves as a director for Illumination, a company for whom his brother-in-law serves as president. See Note 15 – Commitments and Contingencies.

Mr. Marks’ son Zach and his wife Sarah are employees of Grom. Their annual salaries are $90,000 and $35,000, respectively. His sons Luke and Jack, and daughter Caroline are also employed by Grom as independent contractors. Their annual fees are $18,000, $7,200 and $15,000, respectively.

During the years ended December 31, 2016 and 2015, the Company’s two officers and Zach Marks each voluntarily agreed to defer portion of their salaries. As of June 30, 2017, and December 31, 2016 the group was collectively owed $646,088 and $623,953, respectively in accrued salaries. See Note 9 – Accounts Payable and Accrued Liabilities.

11.	OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities are comprised solely of retirement benefit costs. The Philippine Republic Act (RA) No. 7641, mandates all private employers to provide retirement benefits to employees who upon reaching the age of sixty years or more, but not beyond sixty-five years, have served at least five years in the said establishment. The amount of retirement benefit was defined as “at least one-half month salary for every year of service, a fraction of at least six months being considered as one whole year”.

The balance of the accrued retirement benefit cost as of June 30, 2017 and December 31, 2016 amounted to $236,754 and $239,719, respectively. No retirement expense was recognized for the year ended December 31, 2016, as the acquired prior period liability still approximates the Company’s retirement obligation.

12.	DEBT

Unsecured, Convertible Debentures

The following tables set forth the components of the Company’s unsecured, convertible debentures as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Principal value of convertible notes	$1,225,000	$225,000
Loan discounts	(95,366)	(36,683)
Total convertible notes, net	$1,129,634	$188,317

On January 1, 2017, the Company issued a three-year 0.68% redeemable convertible note of $1,000,000 in connection with the acquisition of the Netspective Webfiltering assets. All note principal and accrued interest is payable January 1, 2020. The note is convertible at the election of the noteholders into Grom’s common stock at a conversion rate of $3.25 per share. Furthermore, if not previously converted by the noteholders, the note may be converted by the Company into shares of Grom’s common stock at a rate of $2.00 per share commencing on November 1, 2019.

During the year ended December 31, 2016, the Company privately placed a series of unsecured, convertible debentures with accredited investors for gross proceeds of $2,705,600. The debentures carry an interest rate of 9% per annum, payable semiannually in cash, for a two-year term with fixed conversion prices ranging from $3.00 to $4.00 per share if converted within the first year of issuance or fixed conversion prices ranging from $5.00 to $6.00 if converted during the year following issuance.

In connection with the issuance of these convertible debentures, the Company issued to its noteholders an aggregate of 212,049 shares of common stock as an inducement to lend. These shares were valued at $667,332, with share prices ranging between $3.00 and $4.00 per share. The Company recorded the value of these shares as a loan discount to be amortized as interest expense over the term of the related convertible debentures. The remaining debt discount associated with these beneficial conversion features was $32,620 as of December 31, 2016. The related amortization expense was $215,427 for the year ended December 31, 2016.

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All of the convertible debentures were analyzed at the time of their issuance for a beneficial conversion feature. In some instances, the Company concluded that a beneficial conversion feature existed. The beneficial conversion features were measured using the commitment-date stock price and were determined to aggregate $67,917. This amount is recorded as a debt discount and is amortized as interest expense over the term of the related convertible debentures. The remaining debt discount associated with these beneficial conversion features was $4,063 as of December 31, 2016. The related amortization expense was $22,891 for the year ended December 31, 2016.

During the year ended December 31, 2016, the Company converted, upon receiving formal notices from its noteholders, $2,480,600 in note principal, plus inducement costs and accrued interest totaling $233,029, into 904,539 shares of common stock. As a result of the conversions, the Company wrote off the corresponding unamortized loan discounts totaling $460,248 as a charge to interest expense.

At December 31, 2016, the underlying common stock to these convertible debentures totaled 75,000 shares.

The Company has analyzed the convertible debentures for derivative accounting consideration and determined that derivative accounting does not apply.

Senior, Secured Promissory Notes

The following tables set forth the components of the Company’s senior, secured promissory notes at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Principal value of promissory notes	$4,040,000	$4,000,000
Loan discounts	(169,066)	(237,039)
Total promissory notes, net	$3,870,934	$3,762,961

On May 11, 2017, the Company issued a promissory note to an accredited investor. The note totaled $40,000 in principal, with an original issuance discount (“OID”) of 20.0%, or $8,000. The note bears interest at a rate of 10.0% per annum, and is payable in full upon maturity on May 11, 2018.

On June 20, 2016, the Company issued a secured promissory note to the shareholders of TD Holdings in connection with the share sale agreement. The note totaled $4.0 million, bears interest at 5.0% per annum and is due on the earlier of (i) June 20, 2018 or (ii) the date on which the Company successfully completes a qualified initial public offering as defined in the agreement. The note is collateralized by all of the assets of TD Holdings.

On July 1, 2016, the Company issued a secured promissory note to the shareholders of TD Holdings in connection with the closing of the TD Holdings acquisition. The note totaled $500,000, bears interest at 5.0% per annum and is due on the earlier of (i) October 1, 2016 or (ii) the date on which the Company successfully completes a qualified initial public offering as defined in the agreement. The note is also collateralized by all of the assets of TD Holdings.

At October 1, 2016, Grom owed $250,000 in principal on the second note to the former shareholders of TD Holdings. The Company negotiated an extension of terms through December 31, 2016 in exchange for 10,000 shares of Grom common stock. These shares were valued at $32,500, or $3.25 per share, and recorded as interest expense in the Company’s consolidated financial statements. This promissory note obligation was fully satisfied as of December 31, 2016.

Maturities of the Company’s borrowings for each of the next five years are as follows:

2017	$–
2018	$4,265,000
2019	$–
2020	$1,000,000
2021	$–

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13.	STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock at a par value of $0.001. No shares of preferred stock were issued and outstanding as of either June 30, 2017 or December 31, 2016.

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock at a par value of $0.001 and had 25,916,411 and 24,329,206 shares of common stock issued and outstanding as of June 30, 2017 and December 31, 2016, respectively.

Common Stock Issued in Private Placements

During the six month period ended June 30, 2017 the Company issued 1,038,000 shares of common stock for proceeds of $1,038,000 under a series of stock warrant exercises with a share price of $1.00 per share.

During the year ended December 31, 2016, the Company issued 104,793 shares of common stock for proceeds of $340,076 under a series of private placement equity offerings with share prices ranging between $3.00 and $3.25 per share.

Common Stock Issued in Exchange for Consulting, Professional and Other Services

During the six-month period ended June 30, 2017 the Company issued 150,000 shares of common stock with a fair market value of $487,500 to employees, officers and directors in lieu of cash payment. Additionally, the Company issued 368,205 shares of common stock with a fair value of $907,955 to consultants and other professionals in lieu of cash payments.

During the year ended December 31, 2016, the Company issued 130,223 shares of common stock with a fair market value of $343,225 to consultants and other professionals in lieu of cash payments.

Each share issuance made in exchange for services was valued based upon the private placement offering price of the Company’s common stock in place on its respective date of award.

Common Stock Issued In lieu of Cash for Loans Payable and Other Accrued Obligations

During the six months ended June 30, 2017, the Company issued 11,000 shares of common stock with a fair market value of $33,000 to satisfy loans payable and other accrued obligations.

During the year ended December 31, 2016, the Company issued 125,000 shares of common stock with a fair market value of $150,000 to satisfy loans payable and other accrued obligations.

Common Stock Issued in Connection with the Amendment of Terms of a Promissory Note

At October 1, 2016, the Grom owed $250,000 in past due principal on a promissory note to the former shareholders of TD Holdings. The Company negotiated an extension of terms through December 31, 2016 in exchange for 10,000 shares of Grom common stock. These shares were valued at $32,500, or $3.25 per share, and recorded as interest expense in the Company’s consolidated financial statements. See Note 12 – Debt.

Common Stock Issued in Connection with the Issuance of Convertible Debentures

During the year ended December 31, 2016, the Company issued 212,049 shares of common stock with a fair market value of $667,332 to investors as an inducement to lend in connection with the issuance of its unsecured, convertible notes. The fair value of the shares was recorded as interest expense in the Company’s consolidated financial statements. See Note 12 – Debt.

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Common Stock Issued in the Acquisition of a Business

On July 1, 2016, the Company issued 1,666,667 shares of its common stock valued at $2.40 per share, or $4,000,000, in connection with its acquisition of TD Holdings. See Note 6 – Business Combinations.

Common Stock Issued in the Acquisition of Intangible Assets

On August 26, 2016, the Company issued 50,000 shares of its common stock valued at $3.25 per share, or $162,500, in connection with its acquisition of the MamaBear mobile software application from GeoWaggle LLC.

Conversion of Convertible Debentures and Accrued Interest into Common Stock

During the year ended December 31, 2016, the Company converted, upon receiving formal instructions from its noteholders, $2,480,600 in note principal, plus inducement costs and accrued interest of $233,029, into 904,539 shares of common stock. See Note 12 – Debt.

Stock Purchase Warrants

The following table reflects all outstanding and exercisable warrants at June 30, 2017 and December 31, 2016. All stock warrants are exercisable for a period of approximately five years from the date of issuance.

	Number of Warrants Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (Years)
Balance, December 31, 2016	1,711,500	$1.00	1.67
Warrants issued	–	–	–
Warrants exercised	(1,038,000)	$1.00	–
Warrants forfeited	–	–	–
Balance, June 30, 2017	673,500	$1.00	0.17

All of the common stock purchase warrants outstanding as of June 30, 2017 will expire unless exercised, on August 31, 2017.

During the six-month period ended June 30, 2017, the Company received gross proceeds totaling $1,038,000 and issued 1,038,000 shares of its common stock following the exercise of an equal amount of stock purchase warrants.

During the year ended December 31, 2016, the Company received gross proceeds totaling $1,251,000 and issued 1,251,000 shares of its common stock following the exercise of an equal amount of stock purchase warrants.

Dissolution of Noncontrolling Interest

In January 2013, Grom Social entered into a series of transactions with an accredited investor Falcon 7 ("Falcon") pursuant to which Grom Social and Falcon created a Delaware limited liability named Grom Social, LLC (“Grom LLC”). Grom Social contributed substantially all of its assets, trademarks, intellectual property to Grom LLC and received a 76% interest in Grom LLC. Falcon contributed $1,700,000 to Grom LLC and received a 24% stake in Grom LLC. Grom LLC granted Grom Social exclusive rights to use the contributed assets in perpetuity in return for a maximum of 24% of the future accumulated net income derived by Grom Social to commercialize the Grom LLC concept.

In May 2015, Grom Social and Falcon agreed dissolve the arrangement whereby Falcon exchanged its 24% ownership interest in Grom LLC for an equivalent ownership position in Grom Social on a tax-free basis. In order to facilitate the transaction, Grom Social reorganized its corporate structure by forming a Delaware holding company, Grom Holdings, Inc., whereby Grom Social and Grom LLC became wholly-owned subsidiaries. Grom Social shareholders approved the merger on April 22, 2015 and the transaction was finalized in June 2015.

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Under the terms of the merger, Grom Social shareholders became GHI shareholders with each share of Grom exchanged for one share of GHI. In addition, Falcon received 2,882,400 shares of GHI for its 24% interest in Grom LLC. The entire transaction was structured to qualify as a 351(a) tax free exchange. As a result, Grom recorded a loss on dissolution of a noncontrolling interest of $5,767,834. This amount is included as a component of Other Income (Expense) in the Company’s consolidated financial statements.

14.	COMMITMENTS AND CONTINGENCIES

Grom leases its principal offices in Boca Raton, Florida from a related party, at an annual base cost of approximately $24,000. The lease expires in October 31, 2018.

TD Holdings leases its principal offices in Manila, Philippines at an annual base cost of approximately $151,000. The lease is for a five-year term expiring on December 31, 2019. Lease payments escalate by 5% commencing in the second year. Further, the lease contract provides a renewal option that gives TD Holdings the right to extend the lease period on terms mutually agreed upon with the lessor.

15.	SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10 Subsequent Events, the Company has analyzed its operations subsequent to December 31, 2016 to the date these consolidated financial statements were issued, and has determined that the following material subsequent events were necessary to disclose in these consolidated financial statements:

On May 15, 2017, the Company executed a share exchange agreement with Illumination America, Inc., a related public company, whereby each share of Grom’s common stock would be exchanged for 4.17 shares of Illumination’s common stock pending the satisfaction of several conditions prior to its effectiveness. On August 17, 2017, Illumination completed its acquisition of Grom. On the effective date, Illumination issued an aggregate of 110,853,883 shares of its common stock to the Company’s shareholders pro rata to their respective ownership.

Pursuant to the terms of the agreement, the Company amended its articles of incorporation to increase its capitalization to 200,000,000 shares of common stock authorized and changed its name to Grom Social Enterprises, Inc.

All of the members of the Company’s board of directors, who also served on the board of directors for Illumination, will remain in service. Darren Marks will serve as the Company’s chief executive officer and president. Melvin Leiner will serve as the Company’s executive vice president and secretary.

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